                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13D

                Under the Securities Exchange Act of 1934
                         (Amendment No. 15)

                       NATIONAL R.V. HOLDINGS, INC.
                            (Name of Issuer)

                    Common Stock par value $0.01
                    (Title of Class of Securities)

                              637277104
                           (CUSIP Number)

                       Stephen M. Davis, Esq.
                        Werbel & Carnelutti
                    A Professional Corporation

     711 Fifth Avenue, New York, New York 10022, (212) 832-8300
          (Name, Address and Telephone Number of Person
          Authorized to Receive Notices and Communications)

                         November 3, 1998
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13-d-
1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                              Page 1 of 29 Pages

                              SCHEDULE 13D

-------------------                          ------------------
CUSIP No. 637277104                          Page 2 of 29 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     Gary N. Siegler
----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a) [ ](b)[X]
----------------------------------------------------------------
3  SEC USE ONLY
----------------------------------------------------------------
4  SOURCE OF FUNDS
     PF, OO
--------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
7  SOLE VOTING POWER
     637,885 (Includes 523,044 options)
----------------------------------------------------------------
8  SHARED VOTING POWER
     549,771
----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     637,885 (Includes 523,044 options)
----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     549,771
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,187,656 (Includes 523,044 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES[ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     11.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN

                              SCHEDULE 13D

-------------------                          ----------------
CUSIP No. 637277104                          Page 3 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     Peter M. Collery
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a) [ ](b) [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     PF, OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     162,000 (includes 123,750 underlying options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
      549,771
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
      162,000 (includes 123,750 underlying options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
      549,771
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      711,771 (includes 123,750 underlying options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN

                              SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 4 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
Arena-NRV Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a) [x] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     86,112
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     86,112
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     86,112
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.8%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 5 of 29 Pages
-------------------                          -----------------

=================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
  OF ABOVE PERSON
     The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a) [X](b) [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     131,736
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     131,736
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     131,736
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 6 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a) [X](b) [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
----------------------------------------------------------------
8  SHARED VOTING POWER
     66,079
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     66,079
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     66,079
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .6%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO

                              SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 7 of 29 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     SC Fundamental Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a)[X] (b) [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     131,736
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     131,736
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     131,736
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 8 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     Siegler, Collery & Co.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a)[X] (b) [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     80
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     80
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     80
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .0008%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO

                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 9 of 29 Pages
-------------------                          ------------------

=================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
  OF ABOVE PERSON
Siegler, Collery & Co. Employees' Savings and Profit SharingPlan
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a)[X] (b) [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     7,548
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     7,548
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,548
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    .07 %
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     EP

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 10 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     R.V. Dolphin Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     87,025
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     87,025
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     87,025
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN

                              SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 11 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     Dolphin Partners II, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a) [X](b) [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     15,850
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     15,850
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,850
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN

                              SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 12 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     Insight Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     145,156
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     145,156
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     145,156
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.4%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN

                              SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 13 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     Motorhome Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     10,185
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     10,185
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,185
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN

                         SCHEDULE 13D

------------------                           ------------------
CUSIP No. 637277104                          Page 14 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     SC-BVI Partners
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     66,079
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     66,079
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     66,079
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .6%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 15 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     66,079
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     66,079
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     66,079
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                     [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .6%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO

                              SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 16 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     SC Fundamental, LLC
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     131,736
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     131,736
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     131,736
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     OO

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 17 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     The Gary N. Siegler Foundation
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     70,057
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     70,057
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     70,057
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     OO

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 18 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     SC-Dolphin, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     102,875
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     102,875
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     102,875
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.0%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 19 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     Arena Capital Corp.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X] (b)[ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     86,112
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     86,112
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     86,112
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.8%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 20 of 29 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
     Neil H. Koffler
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[ ] (b)[X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)[ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     77,905 (Includes 73,458 options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
     197,815
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     77,905 (Includes 73,458 options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     197,815
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     275,720 (Includes 73,458 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN

                                             Page 21 of 29 Pages

                         AMENDMENT NO. 15
                              TO THE
                          SCHEDULE 13D


This statement constitutes Amendment No. 15 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of National R.V. Holdings, Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary N. Siegler ("Siegler"), Peter M. Collery ("Collery"), Siegler, Collery & Co ("SCC"), Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan ("Employee Plan"), R.V. Dolphin Partners, L.P. ("R.V.-Dolphin"), Dolphin Partners II, L.P. ("Dolphin II"), Insight Investors, L.P. ("Insight"), Arena-NRV Investors, L.P. ("Arena"), Motorhome Partners, L.P. ("Motorhome"), The Gary N. Siegler Foundation ("Foundation"), Arena Capital Corp. ("Capital"), SC-Dolphin, Inc. ("Dolphin"), SC Fundamental, LLC ("SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners and Neil H. Koffler ("Koffler") (collectively, the "Reporting Persons").

Item 5.Interest in Securities of the Issuer

(a) As of the close of business on November 5, 1998, the Reporting Persons, by virtue of the language of Rule
13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon 10,206,588
Shares that were reported to be outstanding by the Issuer on November 2, 1998 in its September 30, 1998 Form 10-Q).

                                             Page 22 of 29 Pages

=================================================================
                                   Shares of
     Name                          Common Stock        Percentage
-----------------------------------------------------------------
SC Fundamental Inc.                     131,736             1.3%
-----------------------------------------------------------------
The SC Fundamental Value Fund, L.P.     131,736             1.3%
-----------------------------------------------------------------
SC Fundamental Value BVI, Inc.          66,079              0.6%
-----------------------------------------------------------------
Gary N. Siegler (1)                     1,187,656           11.1%
-----------------------------------------------------------------
Peter M. Collery (2)                    711,771             6.9%
-----------------------------------------------------------------
Arena-NRV Investors, L.P.               86,112              0.8%
-----------------------------------------------------------------
Arena Capital Corp.                     86,112              0.8%
-----------------------------------------------------------------
Dolphin Partners II, L.P.               15,850              0.2%
-----------------------------------------------------------------
Motorhome Partners, L.P.                10,185              0.1%
-----------------------------------------------------------------
Insight Investors, L.P.                 145,156             1.4%
-----------------------------------------------------------------
R.V. Dolphin Partners, L.P.             87,025              0.9%
-----------------------------------------------------------------
Siegler, Collery & Co.                  80               0.0008%
-----------------------------------------------------------------
Siegler, Collery & Co. Employee's
Savings and Profit Sharing Plan         7,548               .07%
-----------------------------------------------------------------
SC-BVI Partners                         66,079              0.6%
-----------------------------------------------------------------
SC Fundamental Value BVI, Ltd.          66,079              0.6%
-----------------------------------------------------------------
SC Fundamental, LLC                     131,736             1.3%
-----------------------------------------------------------------
The Gary N. Siegler Foundation          70,057              0.7%
-----------------------------------------------------------------
SC-Dolphin, Inc.                        102,876             1.0%
-----------------------------------------------------------------
Neil H. Koffler(3)                      275,720             2.7%
=================================================================

------------
/TABLE

                                             Page 23 of 29 Pages


---------------------
(1)Includes 523,044 shares underlying options.
(2)Includes 123,750 shares underlying options.
(3)Includes 73,458 shares underlying options.

(b) Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner. Koffler, by virtue of his status as employee members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Koffler, by virtue of his status as an officer of BVI, Inc., may be deemed to share with BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Because BVI Fund and SC-BVI Partners could be deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock (and as to which BVI Inc. exercises such power), BVI Fund and SC-BVI Partners are also Reporting Persons.

Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Dolphin, the general partner of R.V.-Dolphin and Dolphin II, may be deemed to share with Dolphin, R.V.-Dolphin and Dolphin II the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of R.V.-Dolphin and Dolphin II is the direct beneficial owner.

Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Capital, the general partner of Arena, may be deemed to share with Capital and Arena the power to vote or direct the vote and dispose or direct the disposition of shares of Common Stock of which Arena to is the direct beneficial owner.

                                             Page 24 of 29 Pages

Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SCC, the general partner of each of Motorhome and Insight, may be deemed to share with SCC, Motorhome and Insight the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of SCC, Motorhome and Insight is the direct beneficial owner.

Siegler and Collery, by virtue of their status as trustees of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

Siegler, by virtue of his status as the sole director and officer of Foundation, may be deemed to share with Foundation the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Foundation is the direct beneficial owner.

Siegler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 637,885 shares of Common Stock of which he is the direct beneficial owner.
Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 162,000 shares of Common Stock of which he is the direct beneficial owner.
Koffler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 77,905 shares of Common Stock of which he is the direct beneficial owner.

Effective October 16, 1998, Curtis C. Macnguyen ceased to be a member of SCFLLC and an officer of BVI Inc. and, consequently, is no longer a Reporting person.

(c)The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a)
during the past 60 days.  Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the
Nasdaq National Market.
                                 Page 25 of 29 Pages

=================================================================
                                 BVI, Inc.
Trade     Price Per              on behalf              Profit
Date      Share ($)     Fund     of BVI, Ltd.  Siegler  Sharing
-----------------------------------------------------------------
10/23/98    24.0114    3,520      1,760       5,280       440
-----------------------------------------------------------------
10/26/98    24.0000    2,400      1,200       3,600       300
-----------------------------------------------------------------
10/27/98    23.5000    2,400      1,200       3,600       300
-----------------------------------------------------------------
10/28/98    23.0000    1,728        864       2,592       216
-----------------------------------------------------------------
10/29/98    22.8210      640        320         960        80
-----------------------------------------------------------------
10/30/98    23.1573    7,680      3,840      11,520       960
-----------------------------------------------------------------
11/02/98    24.0047    8,960      4,480      13,440     1,120
-----------------------------------------------------------------
11/03/98    24.6567    8,320      4,160      12,480     1,040
-----------------------------------------------------------------
11/04/98    25.9858    6,784      3,392      10,176       848
-----------------------------------------------------------------
11/04/98    25.8875    2,720      1,360       4,080       340
-----------------------------------------------------------------
11/05/98    25.7500    1,408        704       2,112       176
-----------------------------------------------------------------
11/05/98    25.9051   13,056      6,528      19,584     1,632


=================================================================

On October 28, 1998, Gary N. Siegler elected to exercise options for 6,500 shares of the Issuer's Common Stock at an exercise price of $4.613 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1993 Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 1,270 shares of the Issuer's Common Stock owned by him.

On October 30, 1998, Gary N. Siegler elected to exercise options for 9,000 shares of the Issuer's Common Stock at an exercise price of $4.613 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1993 Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 1,872 shares of the Issuer's Common Stock owned by him.

                                             Page 26 of 29 Pages


On November 2, 1998, Gary N. Siegler elected to exercise options for 25,000 shares of the Issuer's Common Stock at an exercise price of $4.613 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1993 Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 5,126 shares of the Issuer's Common Stock owned by him.

On November 3, 1998, Gary N. Siegler elected to exercise options for 2,000 shares of the Issuer's Common Stock at an exercise price of $4.613 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1993 Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 392 shares of the Issuer's Common Stock owned by him.

On November 3, 1998, Gary N. Siegler elected to exercise options for 16,000 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1995 Stock Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 2,547 shares of the Issuer's Common Stock owned by him.

On November 4, 1998, Gary N. Siegler elected to exercise options for 12,000 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1995 Stock Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 1,807 shares of the Issuer's Common Stock owned by him.

On November 5, 1998, Gary N. Siegler elected to exercise options for 10,000 shares of the Issuer's Common Stock at an exercise price of $3.75 per share. Such options were granted to Mr. Siegler pursuant to the Issuer's 1995 Stock Option Plan. Mr. Siegler elected to pay the exercise price for such shares with 1,432 shares of the Issuer's Common Stock owned by him.

                                             Page 27 of 29 Pages

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  November 5, 1998

SC FUNDAMENTAL INC.                R.V. DOLPHIN PARTNERS, L.P.
                                   By: SC DOLPHIN, INC.,
                                   as General Partner

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
-------------------------          ----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

THE SC FUNDAMENTAL VALUE FUND,     INSIGHT INVESTORS, L.P.
L.P.                               By: SIEGLER, COLLERY & CO.,
                                   as General Partner
By: SC FUNDAMENTAL, LLC,
    as General Partner             By:  /s/ Peter M. Collery
                                   -----------------------------
By: /s/ Peter M. Collery           Neil H. Koffler as Attorney-in
---------------------------        in-Fact for Peter M. Collery
Neil H. Koffler as Attorney-       Vice President(1)
-Fact for Peter M. Collery
Vice President(1)


SC FUNDAMENTAL VALUE BVI, INC.     DOLPHIN PARTNERS II, L.P.
                                   By:  SC-DOLPHIN, INC.,
as General Partner

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
--------------------------         ----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

/s/ Gary N. Siegler                SIEGLER, COLLERY & CO.
---------------------------        EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-       PROFIT SHARING PLAN
in-Fact for Gary N. Siegler(1)

                                   By: /s/ Peter M. Collery
                                   -------------------------
/s/ Peter M. Collery               Neil H. Koffler as Attorney
---------------------------        in-Fact for Peter M.
Neil H.  Koffler as Attorney-      Collery, Vice President(1)
in-Fact for Peter M. Collery(1)

                                        Page 28 of 29 Pages


ARENA-NRV INVESTORS, L.P.          THE GARY N. SIEGLER FOUNDATION
By:  ARENA CAPITAL CORP.,
as General Partner

By: /s/ Peter M. Collery           By:  /s/ Gary N. Siegler
---------------------------        ----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler, as
in-Fact for Peter M. Collery       Attorney-in-Fact for
Vice President(1)                  Gary N. Siegler
                                   President(1)

MOTORHOME PARTNERS, L.P.
By:  SIEGLER, COLLERY & CO.,
     as General Partner

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SIEGLER, COLLERY & CO.

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SC FUNDAMENTAL, LLC

By:  SC FUNDAMENTAL INC.,
as Manager

By:  /s/ Peter M. Collery
--------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 29 of 29 Pages



SC-BVI PARTNERS                         ARENA CAPITAL CORP.

By:  SC FUNDAMENTAL VALUE BVI,          By:  /s/ Peter M. Collery
INC., as Managing General Partner       ------------------------
                                        Neil H. Koffler as
By: /s/ Peter M. Collery                Attorney-in-Fact for
-------------------------------         Peter M. Collery
Neil H. Koffler as Attorney-            Vice President(1)
in-Fact for Peter M. Collery
Vice President(1)
                                        SC-DOLPHIN, INC.

SC FUNDAMENTAL VALUE BVI, LTD.          By:  /s/ Peter M. Collery
                                        -------------------------
BY:  SC FUNDAMENTAL VALUE               Neil H. Koffler as
BVI, INC.,                              Attorney-in-Fact for
as Managing General Partner             Peter M. Collery
of Investment Manager                   Vice President(1)

By:  /s/ Peter M. Collery
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


/s/ Neil H. Koffler
________________________
Neil H. Koffler


(1) Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney forMessrs. Collery and Siegler were filed as Exhibit A toAmendment No. 5 to
Schedule 13D relating to US FacilitiesCorporation on August 4, 1995 and is hereby incorporatedherein by reference.



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